Exhibit 6.10

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“First Amendment”), is entered into as of the 31st day of July 2015, by and between SHREVEPORT BUSINESS PARK, LLC, a Delaware limited liability company (“Landlord”) and ELIO MOTORS, INC., an Arizona corporation (“Tenant”).

RECITALS:

A.Landlord and Tenant entered into that certain lease agreement dated as of December 27, 2014 (the “Lease Agreement”) for 997,375 square feet of space located in those certain buildings commonly known as 7600 General Motors Boulevard, Shreveport, Louisiana (the “Premises”).

B.Landlord and Tenant mutually desire to amend the Lease Agreement in accordance with the terms and conditions hereto.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Recitals/Definitions.  The foregoing recitals are hereby incorporated into and made a part of this First Amendment by this reference.  All capitalized terms in this First Amendment shall have the same meaning ascribed thereto in the Lease Agreement, unless otherwise provided herein.  The Lease Agreement and this First Amendment are collectively referred to as the “Lease.”

2.Effective Date of First Amendment.  This First Amendment shall be effective commencing effective as of August 1, 2015 (the “Effective Date”).

3.Base Rent Commencement Date. Notwithstanding anything to the contrary contained in the Lease Agreement, the Base Rent Commencement Date (as defined in Paragraph 2.2 of the Lease Agreement) shall be extended and shall now be February 1, 2016.  Thereafter, Base Rent for the period February 1, 2016 through July 31, 2016 shall be deferred and shall be due and payable, in full, on August 1, 2016.

4.Effect of First Amendment. Except as specifically amended in this First Amendment, all of the terms and conditions of the Lease Agreement shall continue in full force and effect.  In the event of any conflict between the terms of this First Amendment and the terms of the Lease Agreement, the terms of this First Amendment shall prevail.

5.Counterparts and Electronic Signatures.  This First Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same First Amendment.  The parties shall be entitled to sign and transmit an electronic signature of this First Amendment (whether by facsimile, PDF or other email transmission), which signature shall be binding on the party whose name is contained therein.  Any party providing an electronic signature agrees to promptly execute and deliver to the other parties an original signed First Amendment.

6.Entire Agreement.  This First Amendment contains the entire understanding and agreement between the parties relating to the matters covered hereby and supersedes all prior or contemporaneous negotiations, arrangements, agreements, understandings, representations, and statements, whether oral or written, with respect to the matters covered hereby, all of which are merged herein and shall be of no further force or effect.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Lease as of the date first written above.

LANDLORD:

SHREVEPORT BUSINESS PARK, LLC,
a Delaware limited liability company

By:	Holdings SPE Manager, LLC,
a Delaware limited liability company,
its Manager

By:	/s/ John A. Mase
John A. Mase, CEO

TENANT:

ELIO MOTORS, INC.,
an Arizona corporation

By :	/s/ Paul Elio
	Name:	Paul Elio
	Title:	CEO

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